FOR IMMEDIATE RELEASE
Hartman Properties Secures $41.9 Million Loan Modification, Extending Credit Facility Through 2027
Strategic transaction fixes interest rate at 6.49%, extends maturity, and enhances stability for Houston and San Antonio office and retail assets
Houston, TX — August 30, 2025 — Hartman Properties, a Houston-based real estate investment company, announced today the successful refinancing of its $41.9 million master credit facility with East West Bank. The refinancing extends the maturity of the facility to July 15, 2027 and reinforces Hartman’s long-term financial position while enhancing operational flexibility for its Texas real estate portfolio.
Facility Details & Financial Impact
The facility, collateralized by eight office properties and one retail property located across Houston and San Antonio, reflects Hartman’s continued strength in two of Texas’ most dynamic markets. The promissory note bears interest at the prime rate minus 0.25%, which equates to 7.25% as of August 13, 2025.
As part of the transaction, Hartman and East West Bank strategically executed a derivative instrument to fix the interest rate at 6.49% for the remaining 24 months of the loan term. This structure secures a fixed rate nearly 75 basis points below the market benchmark of prime minus 25, creating a mutually advantageous outcome: the Borrower benefits from a favorable fixed rate over the next two years, while the Lender safeguards its position by locking in protection should market rates decline further. Leadership Commentary
“This refinancing marks a significant milestone in Hartman’s ongoing strategy to manage leverage prudently, strengthen our balance sheet, and protect investor value,” said Allen R Hartman, Chief Executive Officer of Hartman Properties. “By extending the facility and fixing our rate well below market levels, we are not only safeguarding against future interest rate risk but also ensuring that we remain well-positioned to support leasing momentum and drive long-term value across our portfolio.”
Portfolio & Market Position
Hartman’s collateralized properties represent a mix of high-quality office and retail assets in Houston’s Energy Corridor, West Houston, and San Antonio, markets that continue to see demand from tenants in healthcare, energy, and professional services. The refinancing provides stability as Hartman continues executing leasing initiatives, including recent long-term commitments from medical and corporate tenants.
“Houston and San Antonio remain two of the strongest growth markets in the country,” Hartman added. “This refinancing ensures that we can continue to meet the needs of tenants, reinvest in our properties, and create positive impact in the communities we serve.”
Community and Tenant Impact

Beyond financial stability, the refinancing underscores Hartman’s commitment to serving local businesses and communities. By strengthening its capital position, Hartman can continue delivering high-quality spaces for small, mid-sized, and large enterprises. The company’s properties have become home to leading medical practices, financial firms, and service providers that support thousands of local jobs across the Houston and San Antonio regions.
About Hartman Properties
Hartman Properties is a Houston-based real estate investment company focused on acquiring, owning, and operating a diversified portfolio of office, retail, and light industrial properties in Texas. The firm is recognized for its hands-on management style, tenant-first approach, and proven strategy of enhancing asset value through disciplined acquisitions, capital improvements, and market repositioning.
For more information, visit www.hartman-properties.com.
Media Contact:
Melissa Rein Lively
America First PR
602.384.4747 | melissa@americafirstpublicrelations.com